EXHIBIT 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 13, 2004 accompanying the consolidated financial statements of Meritage Technologies, Inc. and Subsidiaries appearing in Perficient, Inc.’s Current Report on Form 8-K/A dated August 30, 2004 which is incorporated by reference in this registration statement. We hereby consent to the incorporation by reference of said report in the Registration Statement of Perficient, Inc. and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Grant Thornton LLP
Cincinnati, Ohio
October 13, 2005